Exhibit 5.1

Palmer & Dodge LLP

111 Huntington Avenue at Prudential Center

Boston, MA 02199-7613

December 17, 2004

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Tower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $500,000,000 aggregate principal amount of the Company’s 7.125% senior notes due 2012, which have been registered under the Securities Act (the “New Notes”), for up to $500,000,000 aggregate principal amount of the Company’s outstanding 7.125% senior notes due 2012, which have not been so registered (the “Old Notes”). The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement (the “Exchange Offer”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and exchange of the New Notes. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

The New Notes are governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the New Notes, we have relied upon the opinion of Cleary, Gottlieb, Steen & Hamilton with respect to matters of New York law. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the Commonwealth of Massachusetts, Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinion set forth below is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

American Tower Corporation

December 17, 2004

Based on the foregoing we are of the opinion that the New Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the New Notes have been duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

/s/    Palmer & Dodge LLP

PALMER & DODGE LLP